CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION


     AMERICAN HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That a meeting of the Board of Directors of American Holdings, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Restated Certificate of Incorporation of this Corporation be amended by deleting ARTICLE FIRST as currently in effect and substituting the following:

                      "FIRST.  The name of the Corporation is Pure World, Inc."

         SECOND: That thereafter, pursuant to a resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD:   That  said  amendment  was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, American Holdings, Inc. has caused this certificate to be signed by John W. Galuchie, Jr., its Secretary, this 27th day of September 1995.

                                              BY: /s/ John W. Galuchie, Jr.
                                                  -------------------------
                                                  John W. Galuchie, Jr.
                                                  Secretary